UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ELECTROMED, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ELECTROMED, INC. makers of the smartvest airway clearance system
ELECTROMED, INC.
500 SIXTH AVE NW I NEW PRAGUE, MN 56071 I952.758.9299

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, NOVEMBER 14, 2025

TO OUR SHAREHOLDERS:

The 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Electromed, Inc. (the “Company”) will be held on Friday, November 14, 2025, at 8:00 a.m. Central Time. This year’s Annual Meeting will be held as a completely “virtual meeting” of shareholders. We believe that a virtual Annual Meeting provides greater access to those who may want to attend and, therefore, have chosen this over an in-person meeting. You will be able to attend the Annual Meeting virtually, and vote and submit your questions during the Annual Meeting, via a live webcast by visiting www.virtualshareholdermeeting.com/ELMD2025. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com for the purpose of considering and voting upon:

1. Election of the eight directors named in the accompanying proxy statement, thereby setting the number of directors at eight;

2. Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2026;

3. Approval, on a non-binding and advisory basis, of our executive compensation set forth in the accompanying proxy statement;

4. To recommend, on a non-binding advisory basis, whether executive compensation votes should occur every year, every two years or every three years; and

Transaction of any other business properly brought before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed the close of business on September 17, 2025, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The stock transfer books of the Company will not be closed.

STRATEGIC GROWTH DRIVERS SALES FORCE EXPANSION INCREASED BRAND AWARENESS MARKET DEVELOPMENT BEST IN CLASS SUPPORT

THE PROMPT SUBMISSION OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. YOU MAY VOTE BY MAIL, ONLINE OR BY PHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THE PROXY CARD, NOTICE OF INTERNET AVAILABILITY OR OTHER INSTRUCTIONS FROM THE HOLDER OF RECORD.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on November 14, 2025.

The Notice and Proxy Statement, Annual Report on Form 10-K, and Shareholder Letter are available at https://investors.smartvest.com/overview/default.aspx

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Electromed, Inc., a Minnesota corporation (the “Company”), for use at the 2025 Annual Meeting of Shareholders of the Company to be held on Friday, November 14, 2025 at 8:00 a.m. Central Time (the “Annual Meeting”), and at any adjournment or postponement thereof. This year’s Annual Meeting will be held as a completely “virtual meeting” of shareholders. You will be able to attend the Annual Meeting virtually and vote and submit your questions during the Annual Meeting, via a live webcast by visiting www.virtualshareholdermeeting.com/ELMD2025.

This solicitation is being made by mail; however, the Company also may use its officers, directors, and employees (without providing them with additional compensation) to solicit proxies from shareholders in person or by telephone, facsimile, email, or letter. Distribution of this proxy statement and the proxy card, or a notice of internet availability, is expected to begin on or about September 30, 2025.

Date and Time	Location	Record Date
November 14, 2025 8:00 a.m. CST	Virtual www.virtualshareholdermeeting.com/ELMD2025	September 17, 2025

Voting Matters		Board Recommendation

1.	To elect the eight directors named in this proxy statement, thereby setting the number of directors at eight	FOR each Nominee

2.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2026	FOR

3.	To approve on a non-binding and advisory basis, our executive compensation as set forth in this proxy statement	FOR

4.	To recommend, on a non-binding advisory basis, whether executive compensation votes should occur every year, every two years or every three years	ONE YEAR

Table of Contents

Questions and Answers About the Annual Meeting and Voting	3

Election of Directors	9

Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm	14

Advisory Approval of Executive Compensation	15

Advisory Recommendation Regarding Frequency of Compensation Votes	16

Corporate Governance	17

Security Holder Communications to the Board of Directors	23

Security Ownership of Certain Beneficial Owners and Management	24

Executive Compensation	25

Director Compensation	33

Equity Compensation Plan Information	34

Certain Relationships and Related-Party Transactions	35

Other Matters	36

Householding	36

Additional Information	36

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q: Why did I receive this proxy statement?

A: The Company is soliciting your proxy vote at the Annual Meeting because you were the owner of record of one or more shares of common stock of the Company at the close of business on September 17, 2025, the record date for the meeting, and are therefore entitled to vote at the Annual Meeting.

Q: What is a proxy?

A: A proxy is your legal designation of another person or persons (the “proxy” or “proxies,” respectively) to vote on your behalf. By giving your proxy, you are authorizing James L. Cunniff and Bradley M. Nagel, the designated proxies, the authority to vote your shares of common stock at the Annual Meeting in the manner you indicate on your proxy card. If you authorize the proxies but do not give directions with respect to any nominee or other proposal, the proxies will vote your shares as recommended by the Board. The proxies are authorized to vote in their discretion (except as otherwise provided below) if other matters are properly submitted at the Annual Meeting, or any adjournments or postponements thereof.

Q: When and where is the Annual Meeting?

A: The Annual Meeting will be held on Friday, November 14, 2025. This year’s Annual Meeting will be held as a completely “virtual meeting” of shareholders. You will be able to attend the Annual Meeting virtually, and vote and submit your questions during the Annual Meeting, via a live webcast by visiting www.virtualshareholdermeeting.com/ELMD2025. The Annual Meeting will commence at 8:00 a.m. Central Time.

Q: Why hold a virtual Annual Meeting?

A: Consistent with recent years, this Annual Meeting will be held as a completely “virtual meeting” of shareholders. We believe that a virtual meeting continues to provide greater access to those who may want to attend our Annual Meeting. We ensure that at our virtual meetings, all attendees are afforded the same rights and opportunities to participate as they would at an in-person meeting. These procedures include the ability for shareholders to ask questions during the course of the meeting, post appropriate questions received during the meeting for review by other participants, review our corresponding answers to such questions on our “Investor Relations” section of our website at www.smartvest.com as soon as possible after the Annual Meeting and access technical support staff during the meeting in the event of difficulties arising from the use of the virtual meeting platform. We evaluate annually the method of holding our Annual Meeting, taking into consideration the above factors as well as business and market conditions and the proposed agenda items. We believe that holding our Annual Meeting virtually over the internet is the right approach for our company, as it enables more of our diverse base of shareholders to participate in our Annual Meeting.

Q: What am I voting on?

A: You are voting on the following matters:

» Proposal 1:	To elect the eight directors named in this proxy statement, thereby setting the number of directors at eight;

» Proposal 2:	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2026 (“fiscal 2026”);

» Proposal 3:	To approve, on a non-binding and advisory basis, our executive compensation as set forth in this proxy statement; and

» Proposal 4:	To recommend, on a non-binding advisory basis, whether executive compensation votes should occur every year, every two years or every three years.

Q: What does the Board recommend?

A: The Board recommends a vote:

»	FOR the election of all the directors named in this proxy statement, thereby setting the number of directors at eight (see Proposal 1);

»	FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2026 (see Proposal 2);

»	FOR the approval, by a non-binding and advisory vote, of our executive compensation as set forth in this proxy statement (see Proposal 3); and

»	FOR ONE YEAR for the frequency of executive compensation votes (see Proposal 4).

Q: How many votes do I have?

A: On any matter which may properly come before the Annual Meeting, each shareholder entitled to vote thereon will have one vote for each share of common stock owned of record by such shareholder as of the close of business on September 17, 2025.

Q: How many shares of common stock may vote at the Annual Meeting?

A: At the close of business on the record date, there were 8,376,147 outstanding shares of common stock, each of which is eligible to cast one vote on matters presented at the Annual Meeting.

Q: What constitutes a quorum?

A: Transaction of business may occur at the Annual Meeting only if a quorum is present. To achieve a quorum, shareholders holding at least a majority of the Company’s issued and outstanding shares of common stock entitled to vote as of the record date must be present (including electronically) or by proxy at the Annual Meeting. Based on the number of shares outstanding as of the record date, the presence of 4,188,074 shares will constitute a quorum for the transaction of business on all proposals properly brought before the Annual Meeting. If you submit a proxy or vote electronically during the Annual Meeting, your shares will be counted in determining whether a quorum is present at the Annual Meeting. Broker non-votes and abstentions are also counted to determine a quorum, as discussed below.

Q: What vote is required to approve each of the proposals?

A: Provided a quorum is established at the Annual Meeting, each proposal will be subject to the following requirements:

»

Proposal 1: Election of Directors — The nominees receiving the greatest number of votes relative to the votes cast for the other nominees will be elected, regardless of whether an individual nominee receives votes from a majority of the quorum of shares represented at the Annual Meeting (whether electronically, in person, or by proxy). Election of the eight directors named in this proxy statement will be deemed shareholder approval of setting the number of directors at eight. Shareholders are not entitled to cumulate their votes for the election of directors.

»

Proposal 2: Ratification of the Appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2026 — The affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting (whether electronically, in person, or by proxy) will result in approval of the proposal to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal 2026.

»

Proposal 3: Advisory Approval of Executive Compensation — The affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting (whether electronically, in person, or by proxy) and entitled to vote on the proposal will result in the advisory approval of our executive compensation set forth in this proxy statement. However, this is a non-binding and advisory vote, which means the vote’s result is not binding on the Company, our Board or its Personnel and Compensation Committee. To the extent there is any significant vote against approval of our executive compensation as disclosed in this proxy statement, the Personnel and Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

»

Proposal 4: Advisory Recommendation Regarding Frequency of Executive Compensation Votes — The alternative receiving the greatest number of votes will be deemed the alternative recommended by the shareholders. However, this is a non-binding and advisory vote, which means the vote’s result is not binding on the Company, our Board or its Personnel and Compensation Committee. The Board and its Personnel and Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation.

Q. What is the effect of abstentions and withhold votes?

A: You may either vote FOR or WITHHOLD authority to vote for each nominee for the Board. If you WITHHOLD authority to vote on any or all nominees, your vote will have no effect on the outcome of the election.

You may vote FOR, AGAINST or ABSTAIN on proposals 2 and 3. If you ABSTAIN from voting on proposals 2 or 3, your shares will be deemed present but will not be deemed to have voted in favor of the proposal, which will have the same effect as a vote AGAINST the proposal.

You may vote for ONE YEAR, TWO YEARS, THREE YEARS or ABSTAIN on Proposal 4. If you ABSTAIN from voting on Proposal 4, your vote will have no effect on the outcome of the Proposal.

Q: What is the effect of broker non-votes?

A: Shares that are held by a “street name holder” (a stockbroker, bank, trust, or other nominee as a custodian) may be voted by the street name holder on “routine” matters, such as the number of directors and ratification the appointment of our independent registered public accounting firm. To vote on “non-routine” matters, the stockbroker must obtain shareholder direction. When the street name holder does not obtain direction to vote the shares, the stockbroker’s abstention is referred to as a “broker non-vote.” Brokers do not have discretion to vote shares for the election of directors, the advisory vote to approve executive compensation, the advisory vote regarding the frequency of executive compensation votes, or for any other non-routine matters that may be brought before the meeting.

Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of these proposals. Brokers will have discretion to vote on the ratification of the appointment of our independent registered public accounting firm if you do not provide voting instructions.

Broker non-votes will be considered present for quorum purposes at the Annual Meeting. Broker non- votes in connection with the election of directors are not deemed “votes cast,” and, since directors are elected by a plurality, will have no effect on the election. Because broker non-votes are not entitled to vote on non-routine business matters, such as Proposals 1, 3 and 4, they will have no effect on the outcome of the vote on such matters.

Q: How do I vote my shares?

A: If you are a shareholder of record, you may vote your shares at the Annual Meeting using one of the mail, phone or internet methods described on your notice of internet availability, proxy card or other voting instructions from the holder of record.

»

Proxy card. If you receive a full set of proxy materials, the proxy card is a means by which you may authorize the voting of your shares of common stock at the Annual Meeting. The shares of common stock represented by each properly executed proxy card will be voted at the Annual Meeting in accordance with such shareholder’s directions. The Company urges you to specify your choices by marking the appropriate boxes on the proxy card. After you have marked your choices, please sign and date the proxy card and mail the proxy card in accordance with the instructions that accompanied it. If you sign and return the proxy card without specifying your choices, your shares will be voted FOR each of the director nominees, FOR the ratification of the appointment of our independent registered public accounting firm for fiscal 2026, FOR the advisory approval of executive compensation and for ONE YEAR for the frequency of executive compensation votes.

»

Multiple proxy cards. If you receive more than one notice of internet availability, proxy card or voting instruction card, it likely means that you have multiple accounts with one or more holders of record. Please be sure to vote all of the shares by following the instructions on each notice and/or card.

»

Electronically during the Annual Meeting. All shareholders of record as of the record date may vote electronically during the Annual Meeting. Even if you plan to attend the Annual Meeting electronically, the Company requests that you vote ahead of time using one of the methods above.

You are a “street name” holder rather than a “shareholder of record” if your shares are held in the name of a stockbroker, bank, trust or other nominee as a custodian, and this proxy statement was forwarded to you by that organization. If you are a “street name” holder, you must instruct your nominee as to your voting preferences. Please contact your nominee/custodian to do so. Because a beneficial owner is not the shareholder of record, you may not vote your shares electronically during the Annual Meeting unless you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares, giving you the right to vote the shares electronically during the Annual Meeting.

Q: Can I change my vote after I have mailed in my proxy card?

A: Proxies solicited by the Board may be revoked at any time prior to the Annual Meeting. No specific form of revocation is required. You may revoke your proxy by:

»	Voting electronically during the Annual Meeting;

»	Returning a later-dated signed proxy card; or

»	Giving personal or written notice of the revocation to the inspector of election at the commencement of the Annual Meeting.

If your shares are held in street name through a broker or other nominee, you will need to contact that nominee if you wish to change your voting instructions.

Q: How will my shares be voted if I do not specify how they should be voted?

A: If you are a record holder and authorize the proxies to vote on your behalf, but do not mark choices for a particular proposal, then the proxies solicited by the Board will be voted in accordance with the Board’s recommendation for that proposal, as set forth in this proxy statement.

Q: Who can attend and participate in the Annual Meeting?

A: All shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the virtual Annual Meeting as well as vote and submit questions during the webcast of the meeting by visiting www.virtualshareholdermeeting.com/ELMD2025. To participate in the Annual Meeting, you will need to provide the 16-digit control number included on your proxy card. If you do wish to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/ELMD2025 at least 15 minutes prior to the start of the Annual Meeting to provide time to register, download the required software, if necessary, and test your internet connectivity. If you access the Annual Meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

Q: Who will count the votes?

A: All proxies submitted to the Company and all votes cast electronically during the Annual Meeting will be tabulated by an agent of Broadridge Financial Solutions.

Q: Who is paying for this proxy solicitation?

A: The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation materials for beneficial owners of shares held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such materials to such beneficial owners.

Q: How do I nominate a candidate for election as a director at next year’s annual meeting?

A: Nominations for directors are made by the Board upon recommendation by its Nominating and Governance Committee, which is composed of independent directors. Shareholders may nominate a candidate for director to stand for election at the annual meeting of shareholders to be held in fiscal 2026 (the “2026 Annual Meeting”), which the Company currently anticipates will be held in November 2026, by following the procedures explained below in this proxy statement under “CORPORATE GOVERNANCE–Nominating and Governance Committee–Director Nominations” and contained in the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Q: What is a shareholder proposal?

A: A shareholder proposal is a proposal submitted by a shareholder that, if approved, would recommend or require that the Company and/or the Board take the proposed action. If you intend to submit a shareholder proposal, the proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is included in the Company’s proxy statement, then the Company must also provide the means for shareholders to vote on the matter. The deadlines and procedures for submitting shareholder proposals for the 2026 Annual Meeting are explained in the following question and answer. The Company reserves the right to reject, rule out of order, or take appropriate action regarding any proposal that does not comply with these and other applicable requirements.

Q: When are shareholder proposals and director nominations due for the next annual meeting of shareholders?

A: In order to be considered for inclusion in the Company’s proxy materials for the 2026 Annual Meeting, shareholder proposals must be submitted in writing to the Company no later than June 2, 2026. The Company suggests that proposals for the next annual meeting of shareholders to be held in 2026 be submitted by certified mail, return receipt requested. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Shareholders who intend to present a shareholder proposal at the next annual meeting of shareholders without including such proposal in the Company’s proxy materials must provide the Company notice of such proposal no later than August 16, 2026 (90 days prior to the one-year anniversary of the Annual Meeting). The Company reserves the right to reject, rule out of order, or take appropriate action regarding any proposal that does not comply with these and other applicable requirements.

Shareholders who intend to present a director nomination at the next annual meeting of shareholders must provide the Company notice of such nomination no later than August 16, 2026 (90 days prior to the one-year anniversary of the Annual Meeting) and no earlier than July 17, 2026 (120 days prior to the one-year anniversary of the Annual Meeting). The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any nomination that does not comply with these and other applicable requirements.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees for election at the next annual meeting of shareholders, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by September 15, 2026 (60 days prior to the one-year anniversary of the Annual Meeting).

If the Company does not receive notice of a shareholder proposal or director nomination intended to be submitted to the next annual meeting of shareholders by the dates set forth above, the authorized proxies for such annual meeting may vote on any such proposal in their discretion without notice of such proposal appearing in such proxy statement.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The Board is currently composed of eight directors, all of whom have been nominated for re-election at the Annual Meeting. If elected, each director will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation, disqualification or removal. Each of the director nominees has consented to be named in this proxy statement and to serve, if elected. The Company has no reason to believe that any of the director nominees named below will be unable or unwilling to serve as director if elected. If for any reason any nominee withdraws or is unable to serve as director (neither of which is expected at this time), the shares represented by all valid proxies will be voted for the election of a substitute nominee recommended by the Board or, alternatively, not voted for any nominee.

The Bylaws of the Company, as amended (the “Bylaws”), provide that the number of directors shall be determined by the shareholders annually. The Board has recommended that the number of directors be set at eight. The Board believes that eight directors provide diversity of viewpoints and expertise while allowing each director to influence the strategic direction of the Company. If each of the eight director nominees named in this proxy statement are elected at the Annual Meeting, their election will be deemed shareholder approval of setting the number of directors at eight.

Nominees for Election as Directors at the Annual Meeting

The Board has nominated each of the following persons for election to serve as directors and recommends that shareholders vote “FOR” the election of each such nominee:

Mr. Cunniff is a seasoned executive in the healthcare space with a direct knowledge of Electromed’s business and operations as he currently serves as President and Chief Executive Officer of Electromed, Inc. Prior to joining Electromed in July of 2023, he served as President and Chief Executive Officer of Provista, Inc. (2017-2022) and of Denver Solutions, LLC (2015-2017). He has demonstrated success in general management, international, manufacturing, sales and marketing, finance, human resources, operations, compliance, mergers and acquisitions, and change management. His service as our current principal executive officer uniquely qualifies him to serve as a member of our Board.

Experience:

●   President and CEO, Board Member, Electromed, Inc.

●   President and CEO, Provista, Inc.

●   President and CEO, Board Member, Denver Solutions LLC

      (d/b/a Leiters Health)

●   Senior Vice President, Americas, Acelity L.P. Inc.

●   President of Multiple Divisions, Stryker Corporation

Education:

BA, Advertising and Business, University of Illinois Urbana-Champaign;

Advanced Management Program, Harvard Business School

James L. Cunniff President and Chief Executive Officer, Electromed, Inc. Director Since: 2023 Age: 60 Other Boards AA Medical

Mr. Erickson provides a strong perspective on financing, investment, acquisition and operating strategies, public company regulatory compliance issues, and investor relations. Mr. Erickson currently serves as President and Chief Executive Officer of Liberty Capital, Inc., which he co-founded in 2013 to provide capital and advisory services to both pre- and post-commercialization organizations in various industries, including medical device and technology.

Over his 32-year career at Ziegler, he was responsible for developing and executing strategies to achieve growth through market share gains and acquisitions. Mr. Erickson’s significant experience as a board member in both the public and private sector, and in business operations, financial reporting, and M&A activity, qualifies him to serve as a member of our Board and as the Audit Committee Financial Expert.

Experience:

●   President and CEO, Liberty Capital, Inc.

●   President and COO, Ziegler, Inc.

●   United States Marine Corps Veteran

●   Auditor and Tax Professional, Baker Tilly US LLP

Education & Other Credentials:

BS, Business Administration, University of Minnesota;

Certified Public Accountant (Inactive)

Stan K. Erickson President and Chief Executive Officer, Liberty Capital, Inc. Director Since: 2014 Age: 75 Other Public Company Boards Titan Machinery, Inc. (Nasdaq: TITN) 2017-present Other Boards McAninch Corporation Liberty Capital, Inc. Recon Robotics, Inc. University of Northwestern St. Paul Recon Capital, LLC

Mr. Fluet currently serves as Chief Operating Officer for Ferring Microbiome Inc. (fka Rebiotix, Inc.), a Ferring Pharmaceuticals company focused on revolutionizing the treatment of debilitating diseases through microbiome-based research. Since 2016, he has worked at Rebiotix in both contract and permanent roles, including serving as Chief Business Officer from 2017 until the company’s acquisition by Ferring Pharmaceuticals in 2018. Prior to this role at Rebiotix, Mr. Fluet served as Chief Executive Officer of Urologix, Inc., then a public company and developer of minimally invasive office-based Benign Prostatic Hyperplasia (BPH) therapies. Mr. Fluet’s background as a healthcare investor and medical device executive, including experience in M&A transactions, public and private financing, investor relations, business development, commercial operations, manufacturing operations and financial reporting, qualify him to serve as a member of our Board.

Experience:

●   COO, Rebiotix, Inc.

●   CEO, Urologix, Inc.

●   Interim CFO, Urologix, Inc.

●   Executive VP and COO, Urologix, Inc.

●   Associate, Sapient Capital Management LLC

Education:

BS, Mechanical Engineering, Stanford University

Gregory J. Fluet Chief Operating Officer, Ferring Microbiome, Inc. (fka Rebiotix, Inc.) Director Since: 2019 Age: 56 Previous Boards Urologix, Inc. (Nasdaq: ULGX) 2013-2016

Mr. Galatowitsch most recently served as a Partner and Medtech practice leader at Guidehouse Consulting, a leading global provider of consulting services to the public and commercial markets with broad capabilities in management, technology, and risk consulting. He also co-founded and served as President of Dymedex Consulting, LLC from January 2008 through August 2016 when it was acquired by Navigant up until his retirement in September 2020. He pioneered and provided new-to-the-world conceptual frameworks for assessing opportunities and driving clinical adoption of disruptive new medical technologies. At Medtronic, he led and coordinated global market development efforts in Medtronic’s cardiac rhythm management division. Mr. Galatowitsch’s extensive experience in the medical technology management, commercial execution, global market development, marketing and business strategy, management, strategic planning, consulting, and sales, qualify him to serve as a member of our Board.

Experience:

●   Partner, Guidehouse Consulting

●   Co-Founder, President, Dymedex Consulting LLC

●   Senior Director of Strategic Marketing, Medtronic, PLC

●   Marketing and Business Management, 3M Company

Education:

BS, Biomedical Engineering, Marquette University;

MBA, Marketing, St. Thomas Opus College of Business

Joseph L. Galatowitsch Former Partner, Guidehouse Consulting Director Since: 2021 Age: 67 Other Boards Manufacturing Wealth LLC Previous Boards Medical Alley

Ms. Skarvan served as our President and Chief Executive Officer from 2012 until her retirement on June 30, 2023. Prior to Electromed, Ms. Skarvan served as Vice President of Operations at OEM Fabricators, a leading custom metal fabrication company specializing in building components (Sep 2011-Oct 2012). In addition, Ms. Skarvan held several positions of increasing responsibility over her 29-year career at Hutchinson Technology, Inc. and was responsible for a division with annual revenues in excess of $300 million, managing 3,500 employees across R&D, marketing, sales, and technical support in five countries. Ms. Skarvan’s experience as our former principal executive officer and as a leader of high growth companies, extensive operations and marketing experience, and track record of identifying strategic priorities and driving the execution of strategies, uniquely qualify her to serve as a member of our Board.

Experience:

●   President and CEO, Electromed, Inc.

●   VP of Operations, OEM Fabricators

●   SVP and President of the Disk Drive Components Division,

     Hutchinson Technology, Inc.

Education:

BA, Mass Communications, St. Cloud State University

Kathleen S. Skarvan Former Chief Executive Officer, Electromed, Inc. Director Since: 2013 Age: 69 Other Public Company Boards Citizens Community Bancorp, Inc. (Nasdaq: CZWI) 2022-present Other Boards Citizens Community Federal National Association Previous Boards St. Cloud State University Foundation

Mr. Summers currently serves as the Managing Member of Summers Value Partners LLC (“Summers Value Partners”), an alternative investment management firm with a focus on small and micro-cap companies in the global healthcare sector, since March 2018. Prior to that, Mr. Summers was an investment professional and equity analyst at Janus Henderson Investors, a leading global active asset manager, from 2008 to February 2018, where he specialized in investing across the global healthcare sector. From 2004 to 2008, Mr. Summers served as the Managing Member of Silvergate Capital Management LLC, a long/short healthcare hedge fund that he founded. Mr. Summers began his investment career in 1998 at INVESCO Funds Group, Inc. Mr. Summers’ perspective as a significant shareholder of the Company, together with his financial and industry knowledge, leadership experience in capital and growth equity investing, investment capital markets, and investor relations qualify him to serve as a member of our Board.

Experience:

●   Managing Partner, Summers Value Partners LLC

●   Investment and Equity Analyst, Janus Henderson Investors

●   Founder and Portfolio Manager, Silvergate Capital Management LLC

●   Co-Portfolio Manager, INVESCO Funds Group, Inc.

Education & Other Credentials:

BS, Business Administration, University of Wisconsin-Whitewater;

MS, Finance, University of Wisconsin-Madison;

Chartered Financial Analyst

Andrew J. Summers Managing Partner, Summers Value Partners LLC Director Since: 2022 Age: 52 Other Boards Restor3d Previous Boards Scott's Liquid Gold, Inc. (OTC: SLGD) 2019-2020

Ms. Tune currently serves as Managing Partner with Capita3, an early-stage venture capital fund focused on next generation healthcare startup founders, since January 2019. Ms. Tune was the CFO/COO for Marani Health, Inc., a leading development stage maternal and fetal health company, from 2020 through February 2024 and is a former Partner at Thomas, McNerney & Partners, where she led and managed an investment portfolio with a primary focus in healthcare technologies from 2003 to December 2019. Ms. Tune’s leadership experience in capital and growth equity investing, corporate strategy, business development, investment and capital markets, investor relations and finance, sales, marketing and reimbursement strategies, qualify her to serve as a member of our Board.

Experience:

●   Managing Partner, Capita3

●   CFO/COO, Marani Health, Inc.

●   Partner, Thomas, McNerney & Partners

●   Equity Analyst, Piper Sandler

●   Program Manager, Pfizer

Education:

BS, Biochemistry and Microbiology, Minnesota State University;

MS, Veterinary Microbiology; University of Minnesota;

MBA, Finance, University of Minnesota Carlson School of Management

Kathleen A. Tune Managing Partner, Capita3 Director Since: 2021 Age: 61 Other Boards Marani Health, Inc. Gillette Children’s Hospital Visura Technologies, Inc. Agitated Solutions, Inc. Previous Boards Galil Medical, Inc. CAS Medical Systems, Inc. (Nasdaq: CASM) 2011-2019 Vertiflex, Inc. CardioMech AS Moonshot Medical LLC

Ms. Walsh currently serves as President and Chief Executive Officer of HealthPartners, an $8.5 billion Minnesota-based non-profit integrated health system that provides care, health support, insurance coverage, research and education programs. She has held this position since 2017. Over her 30-year career with HealthPartners, Ms. Walsh held other positions, including as Executive Vice President and Chief Marketing Officer, from April 2002 to May 2017 and as Senior Vice President and Corporate Counsel from 1994 to 1999. In her role as President and Chief Executive Officer, Ms. Walsh is responsible for developing the organization’s vision and strategy. She leads a team of approximately 28,000 people, including a multi-specialty group practice with over 1,800 physicians and 900 advanced practice clinicians, which collectively serve more than 1.3 million patients in Minnesota and Wisconsin, and 1.7 million members across the country through its health plan, network and services. Ms. Walsh’s experience as the top executive at a large healthcare organization in a highly regulated marketplace, and her extensive knowledge of the healthcare and insurance industry, qualify her to serve as a member of our Board.

Experience:

●   President & CEO, HealthPartners, Inc.

●   Executive VP & CMO, HealthPartners, Inc.

●   SVP & Corporate Counsel, HealthPartners, Inc.

Education:

BA, Business Administration & English, University of Kansas;

JD, University of Minnesota Law School

Andrea M. Walsh President and Chief Executive Officer, HealthPartners, Inc. Director Since: 2020 Age: 62 Other Boards Curi YMCA of the North and Greater MSP Health Partners, Inc.

REQUIRED VOTE AND BOARD RECOMMENDATION

The Board recommends that you vote “FOR” each of the nominees to the Board, thereby setting the number of directors at eight. The election of each nominee requires the affirmative vote of a plurality of the voting power of the shareholders present, whether electronically during the Annual Meeting or by proxy, and entitled to vote at the Annual Meeting, provided that a quorum is present. Except as otherwise directed, the proxies will vote all valid proxies for the eight nominees identified above.

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

The Board, acting on the recommendation of its Audit Committee, has selected RSM US LLP (“RSM”) as the Company’s independent registered public accounting firm for fiscal 2026. RSM was the Company’s independent registered public accounting firm for the most recently completed fiscal year.

Notwithstanding its selection of RSM, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. If the appointment of RSM is not ratified by our shareholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm.

A representative of RSM is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

AUDIT FEES

The following table presents fees billed by RSM to the Company for the audit of the Company’s annual financial statements, the review of the Company’s interim financial statements, and various other audit and non-audit services provided in connection with the Company’s fiscal year ended June 30, 2025, or “fiscal 2025,” and the fiscal year ended June 30, 2024, or “fiscal 2024.”

CATEGORY	Year Ended June 30,
	2025	2024
Audit Fees(a)	$303,340	$248,147
All Other Fees(b)	$-	$33,900
Total	$303,340	$282,047

(a)	Includes the annual audits and quarterly reviews of the Company’s financial statements.
(b)	Includes the review of a registration statement on Form S-8 relating to the 2023 Plan, filed with the SEC during fiscal 2024

RSM provided no other services to the Company in fiscal 2025 or fiscal 2024 that are not included above.

AUDIT COMMITTEE PRE-APPROVAL

Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm or any other auditing or accounting firm. During the year, circumstances may arise that could require the engagement of the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, we will obtain pre-approval of the Audit Committee before engaging the independent registered public accounting firm.

All audit services and audit-related services incurred during fiscal 2025 and fiscal 2024, as applicable, were pre-approved by our Audit Committee.

REQUIRED VOTE AND BOARD RECOMMENDATION

The Board recommends that you vote “FOR” the ratification of the appointment of RSM as the Company’s independent registered public accounting firm for fiscal 2026. Approval of the proposal requires the affirmative vote of a majority of the voting power of the shareholders present, whether electronically during the Annual Meeting or by proxy, and entitled to vote at the Annual Meeting, provided that a quorum is present.

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

(PROPOSAL 3)

Pursuant to Section 14A of the Exchange Act, we are seeking a vote of shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

We seek to closely align the interests of our named executive officers with the interests of our shareholders. We designed our compensation program to reward our named executive officers for their individual performance and contributions to our overall business objectives, and for achieving and surpassing the financial goals set by our Board upon recommendation of its Personnel and Compensation Committee.

At our annual meeting of shareholders held in 2024, our executive compensation program was approved on an advisory basis, with approximately 91% of the votes cast in favor of the corresponding proposal. Our Board and its Personnel and Compensation Committee believe that this vote reflected our shareholders’ support for the decisions made with respect to the compensation of our named executive officers for fiscal 2024.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the summary compensation table and the other related tables and disclosure.

While the Board and especially the Personnel and Compensation Committee intend to carefully consider the results of the voting on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company, the Personnel and Compensation Committee or the Board and is advisory in nature. To the extent there is any significant vote against this Proposal 3, the Personnel and Compensation Committee will evaluate what actions may be necessary to address our shareholders’ concerns.

REQUIRED VOTE AND BOARD RECOMMENDATION

The Board recommends that you vote “FOR” the approval, on a non-binding and advisory basis, of the compensation of the named executive officers. Approval of the proposal requires the affirmative vote of a majority of the voting power of the shareholders present, whether electronically during the Annual Meeting or by proxy, and entitled to vote at the Annual Meeting, provided that a quorum is present. This vote is advisory and is not binding on the Company, the Board or the Personnel and Compensation Committee.

ADVISORY RECOMMENDATION REGARDING

FREQUENCY OF COMPENSATION VOTES

(PROPOSAL 4)

As required under the Dodd-Frank Act and SEC rules, shareholders have an opportunity at annual meetings of shareholders to cast a non-binding advisory vote on how frequently future executive compensation votes should be conducted by the Company. Shareholders may indicate whether they prefer a vote on executive compensation every one, two or three years, or abstain on the question. The Company is required to solicit shareholder votes on the frequency of future executive compensation votes at least once every six years, although we may seek shareholder input more frequently.

The Board recommends that the shareholders select a frequency of ONE YEAR for future executive compensation votes. The Board has determined that continuing to solicit a vote each year is preferable because it provides the most consistent opportunity for feedback on our compensation programs, policies and decisions.

EFFECT OF VOTE

The frequency selected by the shareholders for future executive compensation votes is not binding on the Board or its Personnel and Compensation Committee. However, the Board will give the frequency selected by the shareholders due consideration in determining the frequency of future votes on executive compensation.

At the annual meeting held in 2019, shareholders expressed a preference for holding an advisory, non-binding vote to approve executive compensation on an annual basis. In light of that preference, the Board determined that it would solicit a nonbinding advisory vote to approve the compensation of our executive officers every year until the next required advisory vote regarding the frequency of executive compensation votes.

REQUIRED VOTE AND BOARD RECOMMENDATION

The Board recommends that you vote “ONE YEAR” for the frequency executive compensation votes. If a quorum is present, the alternative receiving the greatest number of votes relative to the votes cast for the other alternatives will be deemed the alternative recommended by the shareholders.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

Our Board has determined that each of Mr. Erickson, Mr. Fluet, Mr. Galatowitsch, Mr. Summers, Ms. Tune and Ms. Walsh are “independent directors” as defined in the rules of the NYSE American Stock Exchange. None of our directors are related to any other director, director nominee or executive officer of the Company.

In determining director independence, the Board evaluated Ms. Walsh’s employment with HealthPartners because HealthPartners and certain of its affiliates have been customers of our company. Ms. Walsh was not involved in arranging any transactions with our company, the transactions were on arms-length terms, she had no material interest in such transactions and the amounts involved are significantly less than 1% of both our company’s and HealthPartners’ annual revenues for our respective most recent completed fiscal years. Accordingly, the Board concluded the transactions with HealthPartners are both beneficial and fair to our company and are not reasonably likely to interfere with Ms. Walsh’s ability to exercise independent judgment in carrying out her responsibilities as a member of the Board.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Company encourages all directors to attend the Company’s annual meetings (including by electronic means when available), but it does not have a formal attendance policy. All the Company’s then current directors were present for the annual meeting of shareholders held on November 15, 2024.

BOARD LEADERSHIP STRUCTURE

Chair of the Board: Ms. Skarvan

Elected July 1, 2023

We have separate individuals serving as Chair of the Board and as Chief Executive Officer because we believe independent directors and management have different perspectives and roles in strategy development. The Chief Executive Officer is responsible for setting the strategic direction of the Company and managing the day-to-day leadership and performance of the Company, while the Chair provides guidance to the Chief Executive Officer, sets the agenda for meetings of the Board and presides over meetings of the full Board. We believe this structure promotes active participation of the independent directors and strengthens the role of the Board in fulfilling its oversight responsibility and fiduciary duties to our shareholders while recognizing the day-to-day management direction of the Company by the Chief Executive Officer.

Lead Independent Director: Ms. Tune

Elected November 10, 2023

The independent directors appointed Ms. Tune to serve as lead independent director, primarily because of the current Board Chair’s recent service as an executive officer of the Company. As lead independent director, Ms. Tune presides over executive sessions among the independent directors and serves as a liaison between the independent directors and management.

RISK OVERSIGHT

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Audit Committee provides oversight of management with respect to enterprise-wide risk management, which focuses primarily on risks relating to the Company’s ability to maintain appropriate levels of credit and insurance coverage, financial and accounting risks, and legal and compliance risks, including oversight of internal controls over financial reporting. In addition, the Personnel and Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements. The Nominating and Governance Committee considers risks and best practices relating to corporate governance policies and procedures. The full Board considers strategic risks and opportunities and regularly receives detailed reports from management and the committees, with respect to their areas of responsibility for risk oversight.

COMPENSATION RECOUPMENT POLICY

The Board believes that it is in the best interests of our company and its shareholders to maintain a culture that emphasizes integrity and accountability and that reinforces our pay-for-performance compensation philosophy. Accordingly, we adopted a compensation recoupment policy in compliance with Rule 10D-1 of the Securities and Exchange Act of 1934, as amended, the SEC regulations promulgated thereunder, and the NYSE American rules. Under the policy, our company is required to recover from covered executive officers on a reasonably prompt basis the amount of any erroneously awarded incentive-based compensation resulting from an accounting restatement due to the material noncompliance of our company with any financial reporting requirement under the securities laws. The policy applies to incentive-based compensation received by covered executive officers on or after October 2, 2023.

INSIDER TRADING POLICY

We have adopted an insider trading policy that governs the purchase, sale, and other dispositions and transactions in our securities by our directors, officers and employees, which is reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as applicable listing standards. The text of our insider trading policy is included as Exhibit 19 to our most recent annual report on Form 10-K.

POLICIES AS TO HEDGING AND COMPANY SECURITIES

Our insider trading policy provides that company directors, officers and other employees (and their designees) are prohibited from, among other things: (a) purchasing Company securities on margin, or otherwise pledging Company securities; (b) short sales of Company securities (selling securities not owned at the time of sale); (c) buying or selling put or call options or other derivative securities based on Company securities; (d) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of equity securities (i) granted to the individual by the Company as part of the compensation of the individual or (ii) held, directly or indirectly, by the individual; and (e) engaging in limit orders or other pre- arranged transactions that execute automatically, except for “same-day” limit orders and approved 10b5-1 plans. Certain family and household members and other persons or entities whose decisions are directed, influenced or controlled by a covered person are also subject to the prohibition.

POLICIES AND PRACTICES RELATED TO THE GRANT OF CERTAIN EQUITY AWARDS

We do not have any formal policy that requires us to grant, or avoid granting, equity awards to our executive officers at certain times. Consistent with our annual compensation cycle, the Personnel and Compensation Committee typically grants annual equity awards, in the form of stock options and restricted stock awards, to our executive officers in September. The dates of the equity grants generally occur after we have issued our earnings release and Annual Report on Form 10-K announcing our fourth quarter and full year financial results.

The timing of any equity grants to executive officers in connection with new hires, promotions, or other non-routine grants is tied to the event giving rise to the award (such as an executive officer’s commencement of employment or promotion effective date).

As a result, in all cases, the timing of the grant of stock options, if any, would occur independently of the release of any material, non-public information, and we do not time the disclosure of material non-public information for the purpose of affecting the value or exercise price of such stock options.

During fiscal 2025, no stock options were granted to our executive officers during the period beginning four business days before, and ending one business day after, the filing or furnishing of such report the filing of a Form 10-Q or Form 10-K, or the filing or furnishing of a report on Form 8-K that disclosed material nonpublic information.

BOARD AND COMMITTEE MEETINGS

During fiscal 2025, the Board held six meetings. In addition, directors frequently communicate with each other informally and, when appropriate, take action by written consent of all directors, or in the case of an action that does not require shareholder approval, the number of directors required to take the action at a meeting, as permitted by the Minnesota Business Corporation Act and the Company’s Articles of Incorporation, as amended. Each director attended at least 75% of the meetings of the Board and any committee on which they served during the most recently completed fiscal year.

COMMITTEE MEMBERSHIP

The Board has four standing committees: the Audit Committee, the Personnel and Compensation Committee, the Nominating and Governance Committee, and the Finance and Strategy Committee. The following table sets forth the current membership of each of the Company’s standing committees:

DIRECTOR	Audit	Nominating and Governance	Personnel and Compensation	Finance and Strategy	Independent Director
James L. Cunniff
Stan K. Erickson					✔
Gregory J. Fluet					✔
Joseph L. Galatowitsch					✔
Kathleen S. Skarvan
Andrew J. Summers					✔
Kathleen A. Tune					✔
Andrea M. Walsh					✔

Our Board has evaluated independence for the members of each applicable committee in accordance with NYSE American rules and, with respect to the members of the Audit Committee, Rule 10A-3 of the Exchange Act. The membership and responsibilities of each applicable committee complies with the listing requirements of the NYSE American.

AUDIT COMMITTEE

Under its charter, the Audit Committee must consist of at least three independent directors and its composition must otherwise satisfy NYSE American and SEC requirements applicable to audit committees. The principal functions of the Audit Committee are to evaluate and review the Company’s financial reporting process and internal control systems. The Audit Committee evaluates the independence of the Company’s independent registered public accounting firm, recommends selection of the Company’s independent registered public accounting firm to the Board, approves fees to be paid to our independent registered public accounting firm, and reviews the Company’s financial statements with management and the independent registered public accounting firm. The Audit Committee has recommended to the Board the appointment of RSM US LLP to serve as the Company’s independent registered public accounting firm for fiscal 2026. The Audit Committee held five meetings during the most recently completed fiscal year.

Our Board has affirmatively determined that each of the members of the committee satisfy the additional independence requirements for audit committee members pursuant to the NYSE American LLC Company Guide and the rules and regulations promulgated by the SEC. The Board has further determined that Mr. Erickson qualifies as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended.

Report of the Audit Committee

In accordance with its written charter adopted by the Board, as amended, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. A copy of the Audit Committee charter, which has been adopted by the Board and further describes the role and responsibilities of the Audit Committee, is available online in the “Investor Relations” section of our website at www.smartvest.com.

In discharging its duties, the Audit Committee:

1.	reviewed and discussed the audited financial statements included in the annual report on Form 10-K for fiscal 2025 with management;
2.	discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
3.

received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent accountant matters relating to their independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2025, for filing with the SEC.

Audit Committee Stan K. Erickson (Chair) Gregory J. Fluet Kathleen A. Tune

PERSONNEL AND COMPENSATION COMMITTEE

Our Board has affirmatively determined that each of the members of the Personnel and Compensation Committee satisfy the additional independence requirements for compensation committee members pursuant to the NYSE American LLC Company Guide.

The Board has authorized the Personnel and Compensation Committee to, among other duties, develop the Company’s compensation strategy, review compensation policies and plans for the Company’s executive officers, and administer the Company’s compensation plans. Although the Personnel and Compensation Committee develops parameters and obtains market information relating to the compensation of executive officers at other companies to inform its decision-making processes, during the last completed fiscal year, neither it nor the Board engaged any compensation consultants to assist in determining or recommending the amount or form of compensation for executive officers or directors. The Chief Executive Officer may provide input to the Personnel and Compensation Committee in regard to the compensation of the Chief Financial Officer, but the Chief Executive Officer is not present during voting or deliberations relating to his own compensation. The Personnel and Compensation Committee operates under a written charter approved by the Board, a copy of which is available in the “Investor Relations” section of our website at www.smartvest.com. The Personnel and Compensation Committee held four meetings during the most recently completed fiscal year.

NOMINATING AND GOVERNANCE COMMITTEE

Our Nominating and Governance Committee is responsible for oversight of our corporate governance policies and procedures, our codes of conduct and other corporate governance matters. In addition, our Nominating and Governance Committee makes recommendations to our Board regarding candidates for directorships and the size and composition of our Board and its committees. The Nominating and Governance Committee acts pursuant to a written charter approved by the Board, a copy of which is available in the “Investor Relations” section of our website at www.smartvest.com. The Nominating and Governance Committee held two meetings during the most recently completed fiscal year.

Director Nominations

The Nominating and Governance Committee is responsible for identifying and recommending director nominees for nomination by the full Board. Shareholders may recommend a nominee to be considered by the Nominating and Governance Committee by submitting a written proposal to the Chair of the Board, at 500 Sixth Avenue Northwest, New Prague, Minnesota 56071. Any notice of a shareholder nomination must satisfy the timing and content requirements of the Bylaws and must be accompanied by a written statement from the proposed nominee consenting to being named as a nominee and to serve as a director if elected.

When selecting candidates for recommendation to the Board, the Nominating and Governance Committee considers the attributes of the candidates and the needs of the Board and reviews all candidates in the same manner, regardless of the source of the recommendation. In evaluating director nominees, the Nominating and Governance Committee seeks to confirm that candidates meet certain minimum qualifications, including being able to read and understand basic financial statements, being familiar with our business and industry, having high moral character and mature judgment, and possessing the ability to work collegially with others. In addition, factors such as the following are also considered:

»	ability to exercise his or her best business judgment in the interest of all shareholders;

»	willingness to adhere to the Company’s Code of Ethics and Business Conduct;
»	ability to devote sufficient time to the business of the Board and the Board’s standing committees;
»	knowledge, skills and experience in general areas of business, finance, management and public service;
»	experience in domestic and international business matters;
»	familiarity with legal and regulatory requirements;
»	needs of the Board with respect to particular talent and experience;
»	appropriate size and diversity of the Board in experience, skill, background, fields of expertise and viewpoint;
»	familiarity with accounting rules and practices; and
»	the desire to balance the benefit of continuity with the periodic integration of a fresh perspective provided by a new member.

The Nominating and Governance Committee does not have a formal diversity policy at this time. However, as summarized above, the Nominating and Governance Committee seeks to nominate candidates with a diverse range of knowledge, experience, skills, expertise, and other qualities that will contribute to the overall effectiveness of the Board. Moreover, potential nominees are not discriminated against on the basis of sex, religion, national origin, sexual orientation, disability or other basis proscribed by law or inconsistent with the goals of the Company’s Code of Ethics and Business Conduct.

Finance and Strategy Committee

The Board has authorized the Finance and Strategy Committee to, among other things, review the Company’s financial plans and objectives and advise the Board with respect to the Company’s strategic direction and business development activities to enhance shareholder value. This includes, but is not limited to, strategic growth plans, long-term business plans, shareholder engagement, capital allocation, and buy-side or sell-side mergers or acquisitions. The Finance and Strategy Committee acts pursuant to a written charter approved by the Board.

SECURITY HOLDER COMMUNICATIONS TO THE

BOARD OF DIRECTORS

Any shareholder wishing to communicate with the Board should send the communication, in written form, to the President and Chief Executive Officer of the Company at the Company’s principal place of business at 500 Sixth Avenue Northwest, New Prague, Minnesota 56071. The President and Chief Executive Officer will promptly send the communication to each member of the Board identified on the communication.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our outstanding common stock as of September 17, 2025 by (i) each of our named executive officers; (ii) each of our directors; (iii) all of our executive officers, directors and director nominees as a group; and (iv) each beneficial owner of 5% or more of our outstanding common stock. Ownership percentages are based on 8,376,147 shares of common stock outstanding as of the close of business on September 17, 2025.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge and subject to applicable community property laws, each of the holders of common stock listed below has sole voting and investment power as to the common stock owned unless otherwise noted. The table below includes the number of shares of common stock underlying options that are exercisable within 60 days from September 17, 2025. Except as otherwise noted below, the address for each director or officer listed in the table is c/o Electromed, Inc., 500 Sixth Avenue Northwest, New Prague, Minnesota 56071.

NAME	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares
Executive Officers and Directors
James L. Cunniff	255,889(a)	3.0%
Bradley M. Nagel	35,506(b)	*
Stan K. Erickson	37,317(c)	*
Gregory J. Fluet	18,000	*
Joseph L. Galatowitsch	12,000	*
Kathleen S. Skarvan	252,922(d)	2.9%
Andrew J. Summers	279,367(e)	3.3%
Kathleen A. Tune	12,000	*
Andrea M. Walsh	15,000	*
Current executive officers, directors, and nominees as a group (9 persons)	918,001(f)	10.5%
Other Beneficial Owners
Stephen H. Craney 25340 Sandpiper Lane; Winona, MN 55987	600,501(g)	7.2%
G&J Winn Family LLLP & Dr. George H. Winn 27541 Country Hollows Ln; New Prague, MN 56071	501,149(h)	6.0%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	435,637(i)	5.2%

*	Less than 1%
a.	Includes 108,138 shares subject to options.
b.	Includes 13,668 shares subject to options.
c.	Includes 1,500 shares of common stock held by Liberty Capital, LP, of which Mr. Erickson is the founder, President and Chief Executive Officer.
d.	Includes 220,300 shares subject to options.
e.

Information provided and verified by Mr. Summers to the Company as of September 17, 2025. Includes 270,367 shares held by Summers Value Fund LP. Mr. Summers is the Managing Member of each of Summers Value Partners GP LLC, the general partner of Summers Value Fund LP, and Summers Value Partners LLC, the investment manager of Summers Value Fund. Mr. Summers disclaims beneficial ownership of such securities held by Summers Value Fund LP except to the extent of his pecuniary interest therein.

f.	Includes 342,106 shares subject to options.
g.	Information provided and verified by Mr. Craney to the Company as of September 17, 2025.
h.	Information provided and verified by Mr. Winn to the Company as of September 17, 2025.
i.

Based on Schedule 13G filed with the SEC on July 29, 2025, reporting holdings as of June 30, 2025. The Vanguard Group has shared voting power with respect to 6,721 shares, sole dispositive power with respect to 425,559 shares and shared dispositive power with respect to 10,078 shares.

EXECUTIVE COMPENSATION

The following discussion describes the compensation awarded to the following executive officers of the Company during fiscal 2025 (collectively, our “named executive officers”):

»	James L. Cunniff, President and Chief Executive Officer, and
»	Bradley M. Nagel, Chief Financial Officer.

EXECUTIVE COMPENSATION COMPONENTS FOR FISCAL 2025

We provide a compensation package to our named executive officers, including base salary, cash incentive compensation and certain perquisites, and participation in benefit arrangements that are generally available to all salaried employees, such as health and retirement plans. We have also periodically awarded our named executive officers with long-term equity incentive grants in the form of restricted shares of common stock, performance stock units, or stock options.

Base Salary

Salaries for our named executive officers are determined and paid on a fiscal-year basis and, for fiscal 2025, were established by our Personnel and Compensation Committee in accordance with the terms of each named executive officer’s employment agreement with the Company. In August 2024, our Board, upon the recommendation of its Personnel and Compensation Committee approved increases to the base salaries of our Chief Executive Officer and Chief Financial Officer. For fiscal 2025, Mr. Cunniff had a base salary of $520,000, an increase from $500,000 in fiscal 2024. Mr. Nagel had a base salary of $325,000, an increase from $280,300 in fiscal 2024. In establishing the fiscal 2025 salary increases, the Personnel and Compensation Committee reviewed individual performance, our operating results, and compensation data for comparable peer companies. The increase in Mr. Nagel's base salary represents an adjustment to align with these data points. The Personnel and Compensation Committee also considers the Chief Executive Officer’s recommendations as to compensation for the Company’s other executive officers. The Personnel and Compensation Committee uses a subjective process to set base salaries and does not specifically weigh any factors. Based upon the information reviewed, the Personnel and Compensation Committee makes a recommendation with respect to compensation for the Company’s executive officers. The Board sets compensation for each executive officer based on the recommendation of the Personnel and Compensation Committee. The Chief Executive Officer is not present during the Personnel and Compensation Committee’s deliberations or voting on his compensation.

Cash Incentive Compensation

The Personnel and Compensation Committee established a Fiscal Year 2025 Officer Bonus Plan (the “2025 Bonus Plan”) for officers of the Company, including our named executive officers. The 2025 Bonus Plan was effective for fiscal 2025 and provided an opportunity for each participant to earn an annual cash bonus based on Company revenue growth and earnings before taxes (“EBT”) versus the fiscal year ended June 30, 2024. Under the 2025 Bonus Plan, the Personnel and Compensation Committee established minimum revenue growth of 6.4% and target revenue growth of 12.4% for fiscal 2025. The Personnel and Compensation Committee established minimum EBT growth of 10% and target EBT growth of 31% for fiscal 2025. Target payouts based on percentages of base salaries were set at 50.0% for our Chief Executive Officer and 40.0% for our Chief Financial Officer. The following summarizes the potential payment scenarios that were available under the 2025 Bonus Plan:

»

Company revenue and EBT growth between minimum and target performance will result in a potential bonus payout starting at 40% and increasing up to a total of 100% of the participant’s respective target payout depending on the growth mix between revenue and EBT.

»	Company revenue or EBT growth below minimum performance will not result in any payouts under the Bonus Plan. Revenue growth will be weighted at 67% and EBT growth weighted at 33%.

»	Company revenue and EBT growth above target performance will result in a potential bonus payout equal to 100% or more of the participant’s respective target payout up to 250% of target payout.

Bonus payout under the 2025 Bonus Plan for fiscal 2025 was 156% as the Board, upon recommendation of its Personnel and Compensation Committee, determined that the revenue growth and EBT targets were exceeded, amounting to payment to Mr. Cunniff of $405,600, and payment to Mr. Nagel of $202,800, under the 2025 Bonus Plan.

Equity Compensation

Our Board and its Personnel and Compensation Committee believe that stock-based compensation promotes the creation of long-term shareholder value and aligns the interests of our management with the interests of our shareholders by ensuring that a portion of their total compensation is at risk and changes in value with the value of our securities. As employees of our company, each of our applicable named executive officers is eligible to receive equity compensation awards pursuant to our 2023 Equity Incentive Plan (“2023 Plan”).

During fiscal 2025, we granted a combination of restricted stock awards and options to purchase shares of common stock to Mr. Cunniff and Mr. Nagel, and all awards were granted pursuant to the 2023 Plan.

On September 3, 2024, Mr. Cunniff received 15,900 restricted shares of common stock and an option to purchase up to 29,100 shares of common stock. The foregoing options had an exercise price of $17.25 per share, which represents the “fair market value” of our common stock as of the date of grant and were scheduled to expire after 10 years. The options and shares of restricted stock were scheduled to vest in substantially equal increments on the first business day in September in each of 2025, 2026, and 2027.

On September 3, 2024, Mr. Nagel received 5,500 restricted shares of common stock and an option to purchase up to 12,200 shares of common stock. The foregoing options had an exercise price of $17.25 per share, which represents the “fair market value” of our common stock as of the date of grant and were scheduled to expire after 10 years. The options and shares of restricted stock were scheduled to vest in substantially equal increments on the first business day in September in each of 2025, 2026, and 2027.

The 2023 Plan generally provides for “double trigger” acceleration of awards in connection with a change in control (as defined in the applicable plan), whereupon the vesting of awards will accelerate if such awards are assumed or replaced with an equivalent award by the resulting entity and the participant incurs an involuntary termination other than for cause within 12 months following a change in control. With respect to awards that are not assumed or replaced by the successor entity, all awards will become fully vested and exercisable upon the change in control of the Company.

Perquisites and Other Benefits

Our named executive officers are eligible to participate in the same benefit plans generally available to all of our full-time employees, which include group health, disability and life insurance plans and matching contributions of up to 4% of employee deferrals to our 401(k) plan.

In addition, Mr. Nagel’s employment agreement provides for a monthly automobile allowance. We believe that providing this perquisite to our Chief Financial Officer is beneficial because it improves our ability to retain qualified leaders and is consistent with the practice of similarly sized companies in our industry.

Employment Agreements

We are party to employment agreements with both of our named executive officers. A summary of the key terms of the employment agreements follows:

James L. Cunniff

On July 1, 2023, the Company entered into an employment agreement with Mr. Cunniff to serve as the Company’s Chief Executive Officer and President, as well as a member of the Board. Mr. Cunniff’s employment agreement initially was effective for a period of two years that ended in July 2025, and is now subject to automatic one-year extensions on the anniversary of the effective date of the agreement unless terminated in advance in accordance with its terms. No such notice of termination has been provided by either party. Notwithstanding the foregoing, the applicable term will automatically expire on the one-year anniversary of a “change of control” (as defined in the employment agreement).

Pursuant to his employment agreement, Mr. Cunniff was entitled to an initial annual base salary of $500,000 and is eligible for a merit-based increase on or about each successive July 1, subject to final approval by our Board. The employment agreement also provides that Mr. Cunniff is eligible to earn an annualized cash bonus as determined by our Board, based on a target amount of 50% of his annualized base salary. Future annual cash bonus opportunities will be determined by the Board in its discretion. Pursuant to a relocation letter agreement dated May 22, 2023, relocation assistance of up to $30,000 was also provided to Mr. Cunniff, which was required to be repaid if his employment was terminated by us for cause or by him without good reason within 12 months after his start date.

Mr. Cunniff’s employment agreement provided for an initial equity inducement grant of (a) 175,000 performance-based restricted stock units and (b) options to purchase 175,000 shares of common stock, each on substantially similar terms as our then-current stock incentive plan.

If Mr. Cunniff’s employment is terminated by us for any reason other than for “cause” or death or disability, or is terminated by him for “good reason” (each as defined in Mr. Cunniff’s employment agreement) (a “qualifying termination”), and in either case the qualifying termination of employment occurs before a change of control, then he will be eligible to (A) receive an amount equal to one times his annualized base salary as of the termination date, payable in substantially equal installments over a period of 12 months, (B) receive an amount equal to his target annual bonus based on the Company’s performance for the fiscal year in which the termination date occurs, prorated based on the portion of the applicable fiscal year that had elapsed prior to the termination date and payable within 75 days of the termination date, and (C) continue to participate in the Company’s group health plan at the same cost to Mr. Cunniff as if he remained employed for up to 12 months.

If a qualifying termination occurs within 12 months after a change of control, then Mr. Cunniff will instead be eligible to (A) receive an amount equal to the sum of (i) one times his annualized base salary as of the termination date, plus (ii) 100% of his target annual bonus for the fiscal year in which the termination date occurs based on Mr. Cunniff’s individual performance, payable in a lump sum within 75 days of the termination date, and (B) continue to participate in the Company’s group health plan at the same cost to Mr. Cunniff as if he remained employed for up to 12 months.

All of the severance benefits described above are contingent on Mr. Cunniff signing and not revoking a release of claims and remaining in strict compliance with the terms of his employment agreement and his non-competition, non-solicitation, and confidentiality agreement with the Company and any other written agreement between him and the Company.

In addition to the specific terms summarized above, Mr. Cunniff is eligible to participate in the other compensation and benefits programs generally available to Company employees.

Bradley M. Nagel

On November 14, 2022, the Company entered into an employment agreement with Mr. Nagel to serve as the Company’s Chief Financial Officer. Mr. Nagel’s employment agreement initially was effective for a period of two years that ended in November 2024, and is now subject to automatic one-year extensions on the anniversaries of the effective date of the agreement unless terminated in advance in accordance with its terms. No such notice of termination has been provided by either party. Notwithstanding the foregoing, the applicable term will automatically expire on the one- year anniversary of a “change of control” (as defined in the applicable employment agreement).

Pursuant to his employment agreement, Mr. Nagel is entitled to an annual base salary of $250,000 and is eligible for a merit-based increase on or about each successive July 1, subject to final approval by our Board, which for fiscal 2025 was increased to $325,000. The employment agreement also provides that Mr. Nagel is eligible to earn an annualized cash bonus as determined by our Board, based on a target amount of 30% (40% in fiscal 2025) of his annualized base salary. Future annual cash bonus opportunities will be determined by the Board in its discretion. In addition, Mr. Nagel receives an automobile allowance of $600 per month.

If Mr. Nagel’s employment agreement is terminated by us for any reason other than for “cause” or due to death or disability, or is terminated by him for “good reason” (each as defined in Mr. Nagel’s employment agreement) (a “qualifying termination”), and in either case the termination of employment occurs before a change of control, then he will be eligible to (A) receive an amount equal to the sum of (i) one times his annualized base salary as of the termination date, plus (ii) 100% of his target annual bonus that would have been based on his individual performance for the fiscal year in which the termination date occurs, plus (iii) a pro rata portion of the same target annual bonus amount based on the Company’s performance and based on the portion of the applicable fiscal year that had elapsed prior to the termination date, payable in substantially equal installments over a period of 12 months, and (B) continue to participate in the Company’s group health plan at the same cost to Mr. Nagel as if he remained employed for up to 12 months.

If a qualifying termination occurs within 12 months after a change of control, then Mr. Nagel will instead be eligible to (A) receive an amount equal to (i) 1.5 times his annualized base salary as of the termination date, plus (ii) 150% of his target annual bonus that would have been based on his individual performance for the fiscal year in which the termination date occurs, plus (iii) a pro rata portion of the same target annual bonus amount based on the Company’s performance and based on the portion of the fiscal year that had then elapsed prior to the termination date, payable in a lump sum with 75 days after the termination date, (B) continue to participate in the Company’s group health plan at the same cost to Mr. Nagel as if he remained employed for up to 18 months, and (C) to receive accelerated vesting of all time- based equity awards that are outstanding on the date of termination and all performance-based equity awards will remain outstanding and eligible to vest in accordance with their terms.

All of the severance benefits described above are contingent on Mr. Nagel signing and not revoking a release of claims and remaining in strict compliance with the terms of his employment agreement and his existing non-competition, non-solicitation, and confidentiality agreement with the Company and any other written agreement between him and the Company.

In addition to the specific terms summarized above, Mr. Nagel is eligible to participate in the other compensation and benefits programs generally available to Company employees.

Compensation Actions for Fiscal 2026

In August 2025, our Board, upon the recommendation of its Personnel and Compensation Committee increased the base salaries of our Chief Executive Officer and Chief Financial Officer to $540,800 and $338,000, respectively, which increases took effect as of the next payroll period, which started on August 25, 2025.

Summary Compensation Table

The following table provides information regarding the compensation earned during fiscal 2025 and fiscal 2024 by our named executive officers:

Name and principal position	Fiscal Year	Salary ($)(a)	Stock Awards ($)(b)	Option Awards ($)(c)	Non-equity incentive plan compensation ($)(d)	All other compensation ($)(e)	Total ($)
James L. Cunniff President and Chief Executive Officer	2025	519,231	274,275	273,023	405,600	14,200	1,486,329
	2024	500,000	1,151,500(f)	1,012,645	290,000	48,462	3,002,607
Bradley M. Nagel Chief Financial Officer	2025	323,281	94,875	114,463	202,800	21,255	756,674
	2024	280,300	70,686	82,220	97,544	22,153	552,903

a.	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to contribute portions of their salaries to 401(k) plans.
b.

Amounts represent grant date fair value of awards granted during the fiscal year, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“ASC 718”). The assumptions used to determine the value of the awards are discussed in Note 8 to our consolidated financial statements, included in the Company’s annual report on Form 10-K for fiscal 2025, filed with the SEC on August 26, 2025.

c.

Amounts represent grant date fair value of awards granted during the fiscal year, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“ASC 718”). The assumptions used to determine the value of the awards are discussed in Note 8 to our consolidated financial statements, included in the Company’s annual report on Form 10-K for fiscal 2025, filed with the SEC on August 26, 2025.

d.

Represents payments made under the 2025 Bonus Plan. See the discussion under “Executive Compensation Components for Fiscal 2025 — Cash Incentive Compensation” above with respect to the 2025 Bonus Plan.

e.

For fiscal 2025, this column includes Company matches to 401(k) plans of $14,200 for Mr. Cunniff and $14,055 for Mr. Nagel with respect to fiscal 2025; and $18,462 for Mr. Cunniff and $13,453 for Mr. Nagel with respect to fiscal 2024. The differences in these amounts and the sum of the other compensation elements included in this table reflect the amount of relocation assistance paid to Mr. Cunniff and an auto allowance paid to Mr. Nagel.

f.

Performance-based restricted stock units eligible to vest and settle into shares of common stock on a 1-for-1 basis with respect to tranches of 87,500 shares upon achieving a total shareholder return in excess of 50% and 100% respectively, prior to June 30, 2027, in each case measured from the initial grant date of July 1, 2023.

Outstanding Equity Awards at June 30, 2025

The following table sets forth certain information regarding equity awards granted to our named executive officers and outstanding as of June 30, 2025:

		Option Awards				Stock Awards (RSA/PSU)

Name	Grant Date	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that had not vested (#)	Market value of shares or units of stock that had not vested(a) ($)

James L. Cunniff	07/01/2023	76,563	98,437(b,c)	10.71	07/01/2033
	09/03/2024		29,100(d)	17.25	09/03/2034
	09/03/2024					15,900(d)	349,641
Bradley M. Nagel	07/01/2023					2,200(e)	48,378
	07/01/2023	5,267	2,633(e)	10.71	07/01/2033
	11/10/2023	4,334	2,166(e)	10.25	11/10/2033
	09/03/2024		12,200(d)	17.25	09/03/2034
	09/03/2024					5,500(d)	120,945

a.

Equals the number of unvested restricted shares of common stock multiplied by $21.99, the fair market value of our common stock on June 30, 2025, the last trading day of fiscal 2025, as reported by the NYSE American.

b.	Scheduled to vest 25% on July 1, 2024 and 1/16th every quarter thereafter.
c.	Granted as an inducement award in reliance on the employment inducement award exemption under the NYSE American LLC Company Guide Section 711(a).
d.	Scheduled to vest in substantially equal parts in September 2025, 2026, and 2027.
e.	Scheduled to vest fully vest on June 30, 2026.

Pay Versus Performance Table

The following table sets forth additional compensation information of our principal executive officers (“PEO”) and averaged compensation information for our other named executive officers (“Other NEOs”) along with total shareholder return (“TSR”) and net income for fiscal 2025, 2024 and 2023.

Fiscal Year	Summary Compensation Table Total for PEOs(a) ($)		Compensation Actually Paid to PEOs(b) ($)		Average Summary Compensation Table Total for Other NEOs(a) ($)	Average Compensation Actually Paid to Other NEOs(b) ($)	Value of Initial Fixed $100 Investment Based on TSR(c) ($)	Net Income ($ in thousands)
	James L. Cunniff (PEO 1)	Kathleen S. Skarvan (PEO 2)	James L. Cunniff (PEO 1)	Kathleen S. Skarvan (PEO 2)
2025	$1,486,329	-	$4,853,665	-	$756,674	$903,214	$228.11	$7,537
2024	$3,002,607	-	$4,396,790	-	$552,903	$607,362	$155.91	$5,150
2023	-	$1,076,956	-	$857,968	$394,344	$291,508	$111.10	$3,166

a.

James L. Cunniff (PEO 1) served as President and Chief Executive Office for fiscal 2025 and 2024 and Kathleen S. Skarvan (PEO 2) served as President and Chief Executive Officer of the Company for fiscal 2023. The Other NEOs consisted of Bradley M. Nagel for fiscal 2025 and 2024, and, Christopher G. Holland and Bradley M. Nagel for fiscal 2023.

b.

None of our named executive officers participate in a pension plan; therefore, no adjustment from the Summary Compensation Table (“SCT”) total related to pension value was made. A reconciliation of Total Compensation from the SCT to Compensation Actually Paid to our PEO and our Other NEOs (as an average) is shown below:

	2025
Adjustments	PEO 1 ($)	Average of Other NEOs ($)
Total Compensation from SCT	1,486,329	756,674
(Subtraction): SCT amounts of Stock and Option awards	(547,298)	(209,338)
Addition: Fair value as of the end of the covered fiscal year of all awards granted during the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year	713,283	273,400
Addition (Subtraction): Amount equal to the difference in fair value from the end of the prior fiscal year to the end of the covered fiscal year of any awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year	525,756	41,236
Addition: Fair value as of the vesting date, for awards that are granted and vest in the same year	-	-
Addition (Subtraction): Amount equal to the difference in fair value from the end of the prior fiscal year to the vesting date of any awards granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year	2,675,595	41,242
(Subtraction): Amount equal to the fair value at the end of the prior fiscal year for any awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year	-	-
Addition: Dividends or other earnings paid on stock or option awards in the covered year prior to vesting if not otherwise included in the total compensation for the covered year	-	-
Compensation Actually Paid (as calculated)	4,853,665	903,214

c.

TSR as calculated based on a fixed investment of one hundred dollars measured from the market close on June 30, 2022 (the last trading day of fiscal 2022) through and including the end of the fiscal year for each year reported in the table.

Relationship between Pay and Performance

The charts shown below present a graphical comparison of CAP to our PEO and the average CAP to our other NEOs set forth in the Pay versus Performance Table above, as compared against the following performance measures: our (1) total shareholder returns and (2) net income.

Compensation Actually Paid vs. Company TSR $250 $200 $150 $100 $50 $0 Value of Fixed $100 Investment Based on TSR Compensation Actually Paid $6,000,000 $5,000,000 $4,000,000 $3,000,000 $2,000,000 $1,000,000 $111.10 $155.91 $228.11 2023 2024 2025 Compensation Actually Paid to PEO Average Compensation Actually Paid to Non-PEO NEOs Value of Fixed $100 Investment Based on TSR

1.	Total shareholder return in the above chart reflects the cumulative return of $100 as if invested on June 30, 2022, including reinvestment of any dividends.

Compensation Actually Paid vs. Net Income Compensation Actually Paid Net Income Compensation Actually Paid to PEO Average Compensation Actually Paid to Non-PEO NEOs Net Income 2023 2024 2025 $0 $0 $1,000,000 $1,000,000 $2,000,000 $2,000,000 $3,000,000 $3,000,000 $4,000,000 $4,000,000 $5,000,000 $5,000,000 $6,000,000 $6,000,000 $7,000,000 $8,000,000 3,166,000 5,150,000 7,537,000

DIRECTOR COMPENSATION

The fiscal 2025 director compensation program provided non-employee directors with a combination of cash and shares of restricted stock for each such director, depending on committee service and leadership roles held during fiscal 2025.

The Personnel and Compensation Committee conducts periodic reviews of the compensation of non-employee directors. During fiscal 2025, an analysis of both total director compensation and the mix of cash and equity compensation was provided by management of the Company based on available market data. In light of the data presented, the Personnel and Compensation Committee recommended that there be no changes to the compensation arrangements from the prior fiscal year. The following compensation arrangements were effective for fiscal 2025:

Director Compensation Element	Amount Payable
Annual Cash Retainer(s)(a)
» Board Member	$35,000
» Board Chair	$30,000
» Lead Independent Director	$22,500
» Audit Committee Chair	$15,000
» Personnel and Compensation Committee Chair	$10,000
» Nominating and Governance Committee Chair	$7,000
» Finance and Strategy Committee Chair	$7,000
» Audit Committee Member	$5,000
» Personnel and Compensation Committee Member	$5,000
» Nominating and Governance Committee Member	$2,000
» Finance and Strategy Committee Member	$2,000
Annual Equity Award(b)	3,000 Shares

a.	All amounts paid in quarterly installments each representing 25% of the total annual retainer and may be pro-rated for any partial service as a director or in any committee or leadership role.
b.

To be issued on or about the date of the applicable year’s annual meeting of shareholders or as soon as practicable thereafter in the form of shares of restricted stock scheduled to vest in full on the six-month anniversary of the date of grant.

The following table provides information regarding compensation paid to and earned by non- employee directors during fiscal 2025:

Non-Employee Director	Stock Awards ($)(a)	Fees Earned or Paid in Cash ($)	Total ($)
Stan K. Erickson	$92,340	$52,000	$144,340
Gregory J. Fluet	$92,340	$49,000	$141,340
Joseph L. Galatowitsch	$92,340	$42,000	$134,340
Kathleen S. Skarvan	$92,340	$66,500	$158,840
Andrew J. Summers	$92,340	$44,000	$136,340
Kathleen A. Tune	$92,340	$74,500	$166,840
Andrea M. Walsh	$92,340	$47,000	$139,340

a.

Amounts represent grant-date fair value of 3,000 shares of restricted stock awarded on December 1, 2024 and computed in accordance with FASB ASC 718. See Note 8, Share-Based Payments, to our audited consolidated financial statements included in our annual report on Form 10-K for fiscal 2025 for a description of our accounting for these awards and the assumptions used in valuing the awards. All shares vested six months after the date of grant; therefore, no shares were outstanding as of the end of fiscal 2025.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning equity compensation arrangements as of June 30, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	430,379(a)	$9.36 per share	868,331(b)
Equity compensation plans not approved by security holders	175,000(c)	$10.71 per share	N/A
Total	605,379	$9.75 per share	868,331

a.	Consisted of 366,847 share underlying options granted and outstanding under the 2017 Plan and prior plans and 63,532 shares underlying options granted under the 2023 Plan.
b.	Consisted of shares of our common stock available for future awards under the 2023 Plan. No further awards are authorized for grant under the 2017, 2014 or 2012 Plans.
c.	Consisted of 175,000 shares underlying options outstanding pursuant to inducement grants during fiscal 2024.

CERTAIN RELATIONSHIPS AND RELATED-PARTY

TRANSACTIONS

The following is a summary of transactions since July 1, 2023 to which Electromed has been a party and in which the amount involved exceeded $120,000, and in which any of our directors, executive officers, or beneficial owners of more than 5% of our capital stock had or will have a direct or indirect material interest, other than the compensation arrangements that are described under the heading “Executive Compensation: Employment Agreements” above.

Vendor Arrangement

The Company uses a parts supplier whose founder and president is Stephen H. Craney, who served as a member of the Company’s Board through November 12, 2021. Mr. Craney has remained a beneficial owner of greater than 5% of the Company’s outstanding common stock through June 30, 2025. The Company made payments to the supplier of $1,377,000 and $2,051,000 during fiscal 2025 and 2024, respectively. Amounts due to the supplier were $508,000 and $18,000 on June 30, 2025 and June 30, 2024 respectively, which were included in accounts payable and other accrued liabilities on the Balance Sheets. The Audit Committee receives regular reports regarding the status and magnitude of the Company’s actual and planned purchases pursuant to this arrangement, in addition to periodic analyses regarding the competitiveness of the underlying pricing, supply chain risks, and efforts to mitigate the same.

Related Person Transaction Approval Policy

Pursuant to its charter, our Audit Committee is responsible for reviewing and approving in advance any related party transaction, which consists of any transaction or series of transactions that occur during a fiscal year for which:

»	the amounts involved exceeded the lesser of $120,000 or one percent of the average of our total assets at the end of the last two completed fiscal years; and

»

a director, nominee for director, executive officer, beneficial owner of more than 5% of any class of our voting securities or any member of their immediate families had or will have a direct or indirect material interest.

Our Board, through its Audit Committee, maintains a written Related Person Transaction Approval Policy. The policy provides that the Audit Committee will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction: (i) whether the transaction is material to the Company; (ii) the nature of the related person’s interest in the transaction including any role the related person played in arranging the transaction; (iii) whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company and our shareholders; and (iv) whether the terms are fair to the Company. A related person transaction will only be approved by the Audit Committee if it determines that the transaction is beneficial to the Company and the terms of the related person transaction are fair to the Company. If a member of the Audit Committee is a related party with respect to a transaction under review, he or she is required to abstain from voting on the approval of the transaction.

OTHER MATTERS

The Board knows of no other matters which may be brought before the Annual Meeting other than those set forth in this Proxy Statement. If any other business is presented at the Annual Meeting on which a vote may properly be taken, the proxy holders will vote on such business in accordance with their best judgment.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding,” by which certain shareholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report, proxy statement and shareholder letter. Each shareholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.

If you or another shareholder with whom you share an address currently receive multiple copies of our annual report, proxy statement, and/or shareholder letter, or if you hold shares in more than one account, but would like to receive only a single copy of materials for your household, then please contact Broadridge Financial Solutions, Inc. by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 1171. If you currently participate in householding and would prefer to receive separate copies of materials for fiscal 2026 and the Annual Meeting, then please contact us in the manner described above and you will receive additional copies, free of charge and promptly upon receipt of your request.

ADDITIONAL INFORMATION

Our annual report on Form 10-K for fiscal 2025, as filed with the SEC, is available on the SEC’s website, www.sec.gov, and our corporate website, www.smartvest.com, under “Investor Relations.” A copy of the annual report on Form 10-K will be sent to any shareholder without charge upon written request addressed to the attention of our President and Chief Executive Officer at 500 Sixth Avenue Northwest, New Prague, Minnesota 56071. Additional copies of the annual report on Form 10-K, this proxy statement and the accompanying form of proxy may be obtained by sending a written request to the attention of our President and Chief Executive Officer, at the Company’s address noted above. Copies of exhibits to the annual report on Form 10-K may be obtained upon payment to us of the reasonable expense incurred in providing such exhibits.

ELECTROMED, INC. 500 SIXTH AVENUE NW NEW PRAGUE, MN 56071

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 13, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ELMD2025

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 13, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V78934-P37864	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ELECTROMED, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following nominees:

1.	Election of Directors, thereby setting the number of directors at eight.	☐	☐	☐

Nominees:

	01) James L. Cunniff	05) Kathleen S. Skarvan
	02) Stan K. Erickson	06) Andrew J. Summers
	03) Gregory J. Fluet	07) Kathleen A. Tune
	04) Joseph L. Galatowitsch	08) Andrea M. Walsh

The Board of Directors recommends you vote FOR proposals 2 and 3:							For	Against	Abstain

2.	To ratify appointment of RSM US LLP as our independent registered public accounting firm.						☐	☐	☐

3.	To approve, on a non-binding and advisory basis, our executive compensation.						☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following Proposal:						1 Year	2 Years	3 Years	Abstain

4.	To recommend, on a non-binding advisory basis, whether executive compensation votes should occur every year, every two years or every three years.					☐	☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote on any other business properly brought before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report on Form 10-K and Notice and Proxy Statement and Shareholder Letter are available at

www.proxyvote.com.

V78935-P37864

ELECTROMED, INC. Annual Meeting of Shareholders November 14, 2025 8:00 AM, CST This proxy is solicited on behalf of the Board of Directors

The shareholder(s) hereby appoint(s) James L. Cunniff and Bradley M. Nagel, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held on November 14, 2025 virtually at www.virtualshareholdermeeting.com/ELMD2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted as directed. But if no direction is given, it will be voted “FOR” all nominees and proposals set forth in Items 1, 2, and 3 and 1 YEAR for proposal 4.

The proxies cannot vote these shares unless you vote by Internet or telephone or you sign this card on the reverse side and return it.

Continued and to be signed on reverse side